Exhibit 99.1

Contact:
David Fraser / Corey Henry
Philip Morris International
T. +41 79 843 8603 / +1 (202) 679 7296
E. David.Fraser@pmi.com / Corey.Henry@pmi.com

Philip Morris International Appoints Finance Leader Victoria Harker to Its Board of Directors

LAUSANNE, Switzerland — September 18, 2023 — Philip Morris International Inc. (PMI) (NYSE: PM) announced today that on September 13, 2023, its Board of Directors appointed a new member, Ms. Victoria Harker, to serve on the Board of Directors, effective January 1, 2024.

Victoria Harker is an experienced U.S. public-company Chief Financial Officer, having served in the role with three different companies, and she has been involved in significant corporate transformations in the consumer, industrial and utility sectors for over 25 years. She is a high-energy, action-oriented, strategic executive, who has worked at a significant scale, most recently as Executive Vice President and Chief Financial Officer of TEGNA Inc., a global media and digital communications company, a position she will step down from effective December 31, 2023. Prior to this, she served as Executive Vice President, Chief Financial Officer and President, Global Business Services, of The AES Corporation, a global power company. She has served as a non-executive member of the boards of directors of two large and complex U.S. public companies, Huntington Ingalls Industries and Xylem Inc., since the time of their respective spin-offs. Ms. Harker also serves as the audit committee chair for Huntington Ingalls Industries and as the compensation committee chair for Xylem Inc. She is Vice Chair of the State Council of Higher Education for Virginia, a member of the University of Virginia Health System Board, and was previously a member of the University of Virginia Board of Visitors.

André Calantzopoulos, PMI’s Executive Chairman, commended Ms. Harker on the appointment, and said, “We are delighted to welcome Victoria to the PMI Board of Directors. Her broad finance and business experience will further strengthen and diversify the capabilities of our Board in successfully guiding our company through its ambitious and highly promising journey towards a smoke-free future and beyond.”

Philip Morris International: Delivering a Smoke-Free Future

Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor and oral nicotine products, which are sold in markets outside the U.S. Since 2008, PMI has invested more than USD 9 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. The U.S. Food and Drug Administration (FDA) has authorized the marketing of versions of PMI’s IQOS Platform 1 devices and consumables as Modified Risk Tobacco Products (MRTPs), finding that exposure modification orders for these products are appropriate to promote the public health. As of June 30, 2022, excluding Russia and Ukraine, PMI's smoke-free products were available for sale in 70 markets, and PMI estimates that approximately 13.2 million adults around the world had already switched to IQOS and stopped smoking. With a strong foundation and significant expertise in life sciences, in February 2021 PMI announced its ambition to expand into wellness and healthcare areas and deliver innovative products and solutions that aim to address unmet consumer and patient needs. For more information, please visit www.pmi.com and www.pmiscience.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and goals and other forward-looking statements, including statements regarding PMI’s strategy and business prospects. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our reduced-risk product category's performance.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2022 and Quarterly Report on Form 10-Q for the second quarter ended June 30, 2023. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.